Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                                                (407) 298-2000
                 Email: lclifton@lglgroup.com

                 Victor Emmanuel, VJE Consultants:                                                                                                        (914) 305-5198

LGL Signals Positive Outlook for 2011 in Stockholder Letter

ORLANDO, FL, November 23, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) has told stockholders that it enters 2011 with strong customer and technology positions, and its key market segments, which include Telecommunications Infrastructure and Military, Instrumentation, Space and Avionics (“MISA”) Communications, are forecasting growth.  In addition, the Company noted that its balance sheet is “significantly improved.”

The Company had recently announced its results for the three and nine months ended September 30, 2010.  The Company reported earnings of $0.88 per share and revenues of approximately $12,397,000 for the three months ended September 30, 2010, compared to loss per share of ($0.43) and revenues of approximately $7,321,000 for the comparable period in 2009.  For the nine months ended September 30, 2010, the Company reported earnings of $2.32 per share and revenues of approximately $35,633,000, compared to loss per share of ($1.32) and revenues of approximately $22,099,000 for the comparable period in 2009.  Due to the utilization of the Company’s U.S. net operating losses, and the corresponding release of the valuation allowance against its otherwise recognizable U.S. net deferred tax assets, the Company’s estimated consolidated annual effective tax rate as of September 30, 2010 was 3.9%.

The outlook for 2011 was announced in a letter to stockholders dated November 15, 2010, by the Company’s President and Chief Executive Officer, Greg Anderson, who also defined a framework for the Company’s growth strategy that Mr. Anderson called the “four pillars of growth.”  These included the following:

•	Organic investment: Continued investment in the Company’s core components business, including new product development and efforts to increase and diversify supply capacity;
•	Joint venture: Investments to gain access to intellectual property or new technologies that move the Company higher in the “product value chain”;
•	Acquisitions: Seeking opportunities that provide synergy with our core business or further expand our core competencies in connection with our strategic vision; and
•	Greenfield investment: Exploration of true greenfield opportunities that can bring new markets, new customers and diverse new technologies to the Company

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In his letter, Mr. Anderson said, “We are pleased that the improvement in our business fundamentals has been recognized by the investment community.  It is management’s intent to continue to create stockholder value by growing our operating platform, aligning senior management incentives with long-term value creation, and by broadening the existing stockholder base.”

Mr. Anderson also highlighted the Company’s current new product design efforts, specifically mentioning development of small format ASIC-based timing devices for very precise timing applications.  He noted that such devices will serve as a building block for many new products for both the Telecom and MISA market segments.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.